EXHIBIT 99.1

Portions of GulfMark Offshore, Inc.’s

Preliminary Offering Memorandum
Dated July 9, 2004

SUMMARY

      This summary highlights selected information about GulfMark and the notes offered by this offering memorandum. This summary is not complete and does not contain all the information that is important to you. To understand the offer of notes fully and for a more complete description of the legal terms of the notes, you should carefully read the entire offering memorandum, especially the risk of investing in the notes discussed under “Risk Factors.” Unless the context otherwise indicates, references in this offering memorandum to “GulfMark,” “we,” “us” and “our” refers to GulfMark Offshore, Inc. and its subsidiaries. See “Glossary” for the definition of certain industry terminology used in this offering memorandum.

Our Company

Overview

      We are a premier provider of marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. Our fleet of vessels provides various services that support the ongoing operation and construction of offshore oil and natural gas facilities and drilling rigs, including the transportation of materials, supplies and personnel, and the positioning of drilling structures. We conduct a majority of our operations in the North Sea with the balance in offshore Southeast Asia, Brazil and India. Periodically, we contract vessels into other regions to meet our customers’ requirements. As of June 30, 2004, we owned 46 vessels and managed six vessels for other owners. In addition, we have three vessels under construction for delivery within the next twelve months.

      The size, diversity and technologically advanced nature of our fleet enables us to provide offshore exploration and production operators with a broad range of offshore marine services in all major markets. Our fleet has grown in size and capability, from an original 11 vessels in 1990 to our present number of 52 vessels, through strategic acquisitions and new construction of technologically advanced vessels. Presently, we have 31 vessels in the North Sea, 13 vessels in Southeast Asia, six vessels in Brazil, and two vessels in India. We believe our fleet is among the youngest in the industry with a current overall average age of 14 years and only 11 years in our North Sea based fleet.

      For the twelve months ended December 31, 2003, we had total revenues of $129.9 million and Adjusted EBITDA of approximately $42.8 million. For the three months ended March 31, 2004, we had total revenues of approximately $31.6 million and Adjusted EBITDA of approximately $9.0 million.

Offshore Marine Services Industry

      The offshore marine services industry employs various types of vessels, referred to broadly as offshore support vessels, or OSVs, that are used to transport materials, supplies and personnel and to position drilling structures. Offshore marine services providers are employed by companies that are engaged in the offshore exploration and production of oil and natural gas and related services. This industry provides services in numerous locations worldwide. The North Sea, offshore Southeast Asia, offshore West Africa, offshore Brazil and the Gulf of Mexico are each major markets that employ a large number of vessels. Vessel usage is also significant in other international markets, including India, Australia, the Persian Gulf and the Mediterranean Sea. The industry is relatively fragmented, with more than 20 major participants and numerous small regional competitors.

Our Business Strategy

      Our goal is to enhance our position as a premier provider of offshore marine services in international markets by achieving higher vessel utilization rates, relatively stable growth rates and returns on investments that are superior to those of our competitors. Key elements in implementing our strategy include:

          Developing and maintaining a large, modern, diversified and technologically advanced fleet

      Our fleet size, location and profile allow us to provide a full range of services to our customers from platform supply work to specialized floating, production, storage and offloading, or FPSO, support, including anchor handling and remotely operated vehicle, or ROV, operations. We regularly upgrade our fleet to improve capability, reliability and customer satisfaction. We also seek to take advantage of attractive opportunities to acquire or build new vessels to expand our fleet. We took delivery of nine newbuild vessels between 2001 and 2003 and have three newbuild vessels planned for delivery within the next twelve months. We believe our relatively young fleet allows for less downtime, resulting in more dependable operations for both our customers and us. Our relatively young fleet requires less maintenance and refurbishment work during required drydockings than older fleets, which allows us to minimize downtime and maintenance capital expenditures.

          Enhancing fleet utilization through development of specialty applications for our vessels

      We operate some of the most technologically advanced vessels available. Our highly efficient, multiple use vessels provide our customers maximum flexibility and are constructed with design elements such as dynamic positioning, firefighting, moon pools, and ROV handling and oil spill response capabilities. In addition, we design and equip newbuild vessels specifically to customer needs. Currently, we have three vessels under construction that are being built to customer specifications for long-term contracts.

          Focusing on attractive international markets

      We have elected to conduct our current operations in the North Sea and offshore Southeast Asia, Brazil and India markets because we believe there are higher barriers to entry, lower volatility of day rates and greater potential for increasing day rates in those markets than in other markets, such as in the Gulf of Mexico. Furthermore, our operating experience in these markets has enabled us to anticipate and profitably respond to trends in these markets, such as the increasing demand for multi-function vessels met by our recent additions to our North Sea fleet. In addition, we have the capacity, under appropriate market conditions, to alter the geographic focus of our operations to a limited degree by shifting vessels between our existing markets and by entering new ones as they develop economically and become more profitable.

          Managing our risk profile through chartering arrangements

      We utilize various contractual arrangements in our fleet operations, including long-term charters, short-term charters, sharing arrangements and vessel pools. Sharing arrangements provide us and our customers the opportunity to benefit from rising charter rates by subchartering the contracted vessels to third parties at prevailing market rates during any downtime in the customers’ operations. We operate and participate in pooling arrangements where vessels of similar specifications enter into a marketing alliance. We believe these contractual arrangements help us reduce volatility in both day rates and vessel utilization and are beneficial to our customers.

Recent Developments

          New Vessel Construction Program

      Presently, we are constructing three newbuild vessels, one for a long-term contract in Brazil and two for long-term contracts in Mexico. The Brazilian newbuild is scheduled for delivery in the second half of 2004 and will cost approximately $24 million, $9.5 million of which remains to be paid upon delivery. The Mexican newbuilds are scheduled for delivery in the first half of 2005 and will cost a total of approximately $22 million, $13.9 million of which remains to be paid on these vessels.

          Repurchase of Our 8.75% Senior Notes due 2008

      On July 2, 2004, we commenced a tender offer to purchase any and all of our outstanding $130 million aggregate principal amount of 8.75% senior notes for cash in an amount up to 103.29% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the applicable settlement date. In connection with the tender offer, we are also soliciting the consent of the holders of our 8.75% senior notes to amend the indenture governing the 8.75% senior notes to eliminate substantially all of the restrictive covenants contained in the indenture. The tender offer and consent solicitation relating to the 8.75% senior notes will expire on July 30, 2004, unless extended. We intend to use the net proceeds of this offering to purchase the 8.75% senior notes, to repay a portion of indebtedness outstanding under our $100 million Senior Secured Reducing Revolving Multi-Currency Credit Facility, or the Credit Facility, and for general corporate purposes. In the event that less than all of the 8.75% senior notes are tendered pursuant to our tender offer, we currently intend to call for redemption any remaining outstanding 8.75% senior notes for cash at a price equal to 102.917% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. This statement of intent does not constitute a notice of redemption under the indenture for the 8.75% senior notes. The offering of the notes is not conditioned on the repurchase of any minimum amount of 8.75% senior notes in the tender offer. Nothing in this offering memorandum should be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any outstanding 8.75% senior notes, as our tender offer is only being made upon the terms and subject to the conditions set forth in our Offer to Purchase and Consent Solicitation Statement.

      GulfMark Offshore, Inc., a Delaware corporation, was organized in 1996. Our principal office is located at 4400 Post Oak Parkway, Suite 1170, Houston, Texas 77027 and our phone number is (713) 963-9522. Our internet address is www.gulfmark.com. Information on our website is not a part of this offering memorandum.

Summary of Historical Condensed Consolidated Financial and Other Data

      The summary historical financial information presented below, for each of the three years in the period ended December 31, 2003, has been derived from our historical consolidated financial statements, which have been audited by Ernst & Young, LLP, independent auditors. The historical information for the three months ended March 31, 2003 and 2004 is unaudited. The unaudited historical information is derived from our unaudited financial statements that include all adjustments, which are of a normal recurring nature, which we consider necessary for a fair presentation of the results of operations for these periods. Our result of operations for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. The information presented should be read together with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements including the notes contained elsewhere in this offering memorandum.

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

				(Unaudited)

	(Dollars in thousands)
Operating Data:
Revenues	$114,063	$133,919	$129,900	$28,271	$31,559
Direct operating expenses	43,403	58,007	69,836	15,943	18,615
Bareboat charter expense	8,931	9,287	6,505	2,456	837
General and administrative expenses	7,623	10,027	10,801	2,757	3,076
Depreciation and amortization	15,327	21,414	28,031	6,725	8,212

Operating income	38,779	35,184	14,727	390	819

Interest expense, net	(11,569)	(10,938)	(12,750)	(3,369)	(4,110)
Net income (loss)	37,922	23,961	534	(3,259)	(3,859)
Other Data:
Adjusted EBITDA(a)	$54,106	$56,598	$42,758	$7,115	$9,031
Expenditures for capital and drydocking costs(b)	$50,569	$94,306	$99,075	$18,899	$3,927
Total vessels in fleet(c)	51	55	53	56	53
Average owned or chartered vessels(d)	38.0	43.5	46.8	45.1	47.0

	As of March 31, 2004

	Actual	As Adjusted

	(Unaudited, dollars in
	thousands)
Balance Sheet Data:
Cash and cash equivalents	$12,791	$12,791
Total long-term debt, including current portion	244,274	252,676
Total stockholders’ equity	291,413	286,914

(a)	EBITDA is defined as net income (loss) before interest expense, net, income tax provision, and depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that we believe are non-cash or unusual, consisting of: (i) gain on sale of assets; (ii) loss from unconsolidated ventures; (iii) minority interest; and (iv) other (income) expense, net. EBITDA and Adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to cash flow data, a measure of liquidity or an alternative to income from operations or net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are used by security analysts, investors and other interested parties in the evaluation of companies in our industry. However, since EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table summarizes the calculation of EBITDA and Adjusted EBITDA for the periods indicated.

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

				(Unaudited)

	(Dollars in thousands)
Net income (loss)	$37,922	$23,961	$534	$(3,259)	$(3,859)
Interest (income) expense, net	11,569	10,938	12,750	3,369	4,110
Income tax (benefit) provision	(12,213)	2,959	192	(152)	473
Depreciation and amortization	15,327	21,414	28,031	6,725	8,212

EBITDA	52,605	59,272	41,507	6,683	8,936
Adjustments:
Gain on sale of assets	—	(181)	(16)	—	—
Loss from unconsolidated ventures	—	312	76	—	—
Minority interest	1,524	(227)	—	—	—
Other (income) expense, net(i)	(23)	(2,578)	1,191	432	95

Adjusted EBITDA	$54,106	$56,598	$42,758	$7,115	$9,031

(i)	Includes foreign currency translation adjustments.

(b)	Includes purchase of vessels and equipment and expenditures for drydocking. Effective with the second quarter of 2004, we will reclassify drydocking expenditures, which relate to periodic Classification Society and regulatory requirements for certification of our vessels, in our statements of cash flows to operating activities. Prior to this reclassification we presented such expenditures in investing activities. This reclassification will neither increase nor decrease cash or cash equivalents. Amounts shown as capital expenditures include the following amounts (in thousands) for drydocking: $4,878, $6,231, and $7,480 for the years ended December 31, 2001, 2002 and 2003, respectively, and $2,213 and $2,748 for the three months ended March 31, 2003 and 2004, respectively.

(c)	Includes managed vessels in addition to those that are owned and bareboat chartered at the end of the applicable period.

(d)	Average number of vessels is calculated based on the aggregate number of vessel days available during each period divided by the number of calendar days in such period. Includes owned and bareboat chartered vessels only, and is adjusted for additions and dispositions occurring during each period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The historical financial data presented in the table below for the five-year period ended December 31, 2003 are derived from our Consolidated Financial Statements audited by Arthur Andersen, LLP, independent accountants, which has ceased operations, for the year ended December 31, 1999, and by Ernst & Young, LLP, independent public accountants for the four year period ended December 31, 2003. See “Independent Public Accountants.” The historical financial data presented in the table below for and at the end of each of the three-month periods ended March 31, 2003 and March 31, 2004 are derived from our unaudited consolidated condensed financial statements. In our opinion, such unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the three months ended March 31, 2004 are not necessarily indicative of the results to be achieved for the full year.

      The data presented below should be read in conjunction with the our Consolidated Financial Statements and the notes thereto included elsewhere in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Three Months Ended
	Year Ended December 31,					March 31,

						2003	2004
	1999	2000	2001	2002	2003	(unaudited)	(unaudited)

	(Dollars in thousands)
Operating Data:
Revenues	$72,258	$77,702	$114,063	$133,919	$129,900	$28,271	$31,559
Direct operating expenses	41,216	34,060	43,403	58,007	69,836	15,943	18,615
Bareboat charter expense	—	6,661	8,931	9,287	6,505	2,456	837
General and administrative expenses	6,087	6,328	7,623	10,027	10,801	2,757	3,076
Depreciation and amortization	12,420	12,613	15,327	21,414	28,031	6,725	8,212

Operating income	12,535	18,040	38,779	35,184	14,727	390	819
Gain on sale of assets	—	3,651	—	181	16	—	—
Interest expense, net	(9,501)	(10,731)	(11,569)	(10,938)	(12,750)	(3,369)	(4,110)
Loss from unconsolidated venture	(865)	(214)	—	(312)	(76)	—	—
Minority interest	—	—	(1,524)	227	—	—	—
Other income (expense), net	—	217	23	2,578	(1,191)	(432)	(95)
Income tax (provision) benefit	(308)	(3,056)	12,213	(2,959)	(192)	152	(473)

Net income (loss)	$1,861	$7,907	$37,922	$23,961	$534	$(3,259)	$(3,859)

Statement of Cash Flows Data:
Cash provided by operating activities	$16,376	$14,349	$41,759	$41,239	$26,899	$12,345	$9,720
Cash used in investing activities(a)	(19,739)	(6,240)	(85,241)	(94,530)	(99,055)	(18,899)	(3,256)
Cash used in drydocking activities(b)	(2,632)	(2,360)	(4,878)	(6,231)	(7,480)	(2,213)	(2,748)
Cash provided (used) by financing activities	46	110	31,526	39,584	68,540	5,536	(1,078)
Effect of exchange rate changes on cash	(40)	(2,178)	(812)	1,192	1,718	(277)	(105)
Other Data:
Adjusted EBITDA(c)	$24,955	$30,653	$54,106	$56,598	$42,758	$7,115	$9,031
Total vessels in fleet(d)	51	47	51	55	53	56	53
Average owned or chartered vessels(e)	31.8	33.6	38.0	43.5	46.8	45.1	47.0
Balance Sheet Data:
Cash and cash equivalents	$28,650	$34,691	$21,923	$9,408	$7,510	$8,113	$12,791
Vessels and equipment including construction in progress, net	195,358	182,628	262,364	379,208	485,502	383,339	487,588
Total assets	270,582	263,914	352,051	486,547	574,675	476,389	577,990
Long-term debt(f)	130,128	130,097	180,669	165,233	236,589	170,360	237,479
Total stockholders’ equity	104,678	97,587	133,392	254,779	292,128	244,059	291,413

(a)	Includes cash used in drydocking activities.

(b)	Effective with the second quarter of 2004, we will reclassify drydocking expenditures, which relate to periodic Classification Society and regulatory requirements for certification of our vessels, in our statements of cash flows to operating activities. Prior to this reclassification we presented such expenditures in investing activities. This reclassification will neither increase nor decrease cash or cash equivalents.

(c)	EBITDA is defined as net income (loss) before interest expense, net, income tax provision, and depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that we believe are non-cash or unusual, consisting of: (i) gain on sale of assets; (ii) loss from unconsolidated ventures; (iii) minority interest; and (iv) other (income) expense, net. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to cash flow data, a measure of liquidity or an alternative to income from operations or net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are used by security analysts, investors and other interested parties in the evaluation of companies in our industry. However, since EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table summarizes the calculation of EBITDA and Adjusted EBITDA for the periods indicated.

						Three Months Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(Dollars in thousands)
Net income (loss)	$1,861	$7,907	$37,922	$23,961	$534	$(3,259)	$(3,859)
Interest (income) expense, net	9,501	10,731	11,569	10,938	12,750	3,369	4,110
Income tax (benefit) provision	308	3,056	(12,213)	2,959	192	(152)	473
Depreciation and amortization	12,420	12,613	15,327	21,414	28,031	6,725	8,212

EBITDA	24,090	34,307	52,605	59,272	41,507	6,683	8,936
Adjustments:
Gain on sale of assets	—	(3,651)	—	(181)	(16)	—	—
Loss from unconsolidated ventures	865	214	—	312	76	—	—
Minority interest	—	—	1,524	(227)	—	—	—
Other (income) expense, net(i)	—	(217)	(23)	(2,578)	1,191	432	95

Adjusted EBITDA	$24,955	$30,653	$54,106	$56,598	$42,758	$7,115	$9,031

(i)	Includes foreign currency translation adjustments.

(d)	Includes managed vessels in addition to those that are owned and bareboat chartered at the end of the applicable period.

(e)	Average number of vessels is calculated based on the aggregate number of vessel days available during each period divided by the number of calendar days in such period. Includes owned and bareboat chartered vessels only, and is adjusted for additions and dispositions occurring during each period.

(f)	Excludes current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      We provide marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. Our vessels transport drilling materials, supplies and personnel to offshore facilities, as well as move and position drilling structures. The majority of our operations are based in the North Sea with 31 vessels operating from the area. We also have 13 vessels operating in Southeast Asia, six vessels in Brazil and two in India. Our fleet has grown in both size and capability, from an original 11 vessels in 1990 to our present number of 52 vessels, through strategic acquisitions and new construction of technologically advanced vessels, partially offset by dispositions of certain older, less profitable vessels. Our fleet includes 46 owned vessels and six managed vessels.

      Our results of operations are affected primarily by day rates, fleet utilization and the number and type of vessels in our fleet. Utilization and day rates, in turn, are influenced principally by the demand for vessel services from the exploration and production sectors of the oil and natural gas industry. The supply of vessels to meet this fluctuating demand is related directly to the perception of future activity in both the drilling and production phases of the oil and natural gas industry as well as the availability of capital to build new vessels to meet the changing market requirements.

      In recent years the North Sea market has been characterized by delivery of new higher capacity and specification vessels which have generally left the region or replaced older vessels that transferred to other oil service markets. During this same time frame, despite consistently high commodity prices in the oil and gas industry, exploration and production activities by oil and gas companies have not increased according to historical precedent. These two factors have led to lower utilization in the North Sea market over the last two years than had been experienced in the last decade and applied downward pressure to day rates. The early months of 2004 were consistent with the lower utilization and day rates obtained during the previous two years. Improvements in industry day rates, and more particularly in utilization, during the latter part of May and June may indicate improving conditions, but do not provide significant confirmation of improvement. We believe that this market is poised for recovery as new drilling programs and associated construction projects in both the Norwegian and U.K. sectors of the North Sea begin in the latter part of 2004 and in 2005. Until such time as contracts for vessels are tendered, however, it is difficult to predict when this recovery will take place. The other two major markets in which we currently operate, Southeast Asia and Brazil, have been exemplified by consistent demand and relatively stable day rates. There have been several vessel operators that have repositioned equipment into Southeast Asia, in addition to the two vessels we have transferred to the region from the North Sea; however, the market has absorbed this influx as utilization and day rates have remained steady. We anticipate these two markets will continue to develop in the near term.

      From time to time we bareboat charter vessels with revenues and operating expenses reported in the same income and expense categories as our owned vessels. The chartered vessels, however, incur bareboat charter fees instead of depreciation expense. Bareboat charter fees are generally higher than the depreciation expense on owned vessels of similar age and specification. The operating income realized from these vessels is therefore adversely affected by the higher costs associated with the bareboat charter fees. These vessels are included in calculating fleet day rates and utilization in the applicable periods. In addition, we provide management services to other vessel owners for a fee. We do not include charter revenues and vessel expenses of these vessels in our operating results. However, management fees are included in operating revenues. These vessels have been excluded for purposes of calculating fleet rates per day worked and utilization in the applicable periods. We have no bareboat chartered vessels at the present time.

      Our operating costs are primarily a function of fleet configuration and utilization levels. The most significant direct operating costs are wages paid to vessel crews, maintenance and repairs, and marine insurance. Generally, fluctuations in vessel utilization have little effect on direct operating costs in the short-term. As a result, direct operating costs as a percentage of revenues may vary substantially due to changes in day rates and utilization.

      In addition to direct operating costs, we incur fixed charges related to the depreciation of our fleet and costs for routine drydock inspections, maintenance and repairs designed to ensure compliance with applicable regulations and maintaining certifications for our vessels with various international classification societies. Marine inspection amortization charges are generally determined by the aggregate number of drydockings and other repairs undertaken in a given period. Costs incurred for drydock inspection and regulatory compliance are capitalized and amortized over 30 months, which approximates the period between drydockings.

      Under applicable maritime regulations, vessels must be drydocked twice in a five-year period for inspection and routine maintenance and repair. The total expenditures for drydockings may vary from period to period based on the number of drydockings undertaken and the complexity of the work to be performed. Expenditures for drydockings totaled $2.7 million during the three months ended March 31, 2004 compared to $2.2 million during the same period in 2003. Amortization expense related to drydocks was $1.8 million and $2.1 million for the 2004 and 2003 periods, respectively. For the year ended December 31, 2003, we completed the drydocking of 20 vessels at an aggregate cost of $7.5 million, versus 14 vessels at an aggregate cost of $6.2 million in 2002 and 15 vessels drydocked at an aggregate cost of $4.9 million in 2001.

Critical Accounting Policies and Estimates

      The Consolidated Financial Statements and Notes to Consolidated Financial Statements contain information that is pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities. Management believes these accounting policies involve judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts. We believe we have exercised proper judgment in determining these estimates based on the facts and circumstances available to management at the time the estimates were made.

     Revenue Recognition

      Revenues from charters for offshore marine services are recognized as performed based on contractual charter rates. Currently, charter terms range from several days to as long as five years in duration. Management services revenue is recognized as performed in the period in which the services are provided.

     Valuation Allowances

      Our valuation allowances, especially related to potential bad debts in accounts receivable, involve reviews of underlying details of these receivables, known trends in the marketplace and the application of historical factors that provide us with a basis for recording these allowances. If market conditions are less favorable than those projected by management, or if our historical experience is materially different from future experience, additional allowances may be required. We currently have not reflected a valuation allowance to reduce our deferred tax assets. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to determine that we would not be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to expense in the period such determination was made.

     Deferred Drydocking and Deferred Financing Costs

      Costs incurred in connection with drydocking are capitalized and amortized over 30 months, which approximates the period between required drydockings. Deferred financing costs are capitalized as incurred and are amortized over the expected term of the related debt.

     Goodwill

      Goodwill primarily relates to the 1998 acquisition of Brovig Supply and the June 2001 acquisition of Sea Truck and has been allocated based on the estimated fair market value of net tangible assets acquired. The determination of impairment of all long-lived assets, including goodwill, is conducted as indicators of impairment are present and at least annually on December 31 for goodwill. If such indicators were present, the determination of the amount of impairment would be based on our judgments as to the future operating cash flows to be generated from these assets throughout their estimated useful lives. Our industry is highly cyclical and our estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows, can have a significant impact on the carrying value of these assets and, in periods of prolonged down cycles, may result in impairment charges.

     Income Taxes

      A significant portion of our earnings originates in regions that provide for an alternative taxing structure created specifically for shipping companies. These alternative structures provide for tax at rates significantly lower than would apply if we were not a qualified shipping company. Should our organization change or should the laws that created the tax structure change, we would be required to provide for taxes at rates much higher than currently reflected in the financial statements. Additionally, when our pre-tax earnings in higher tax jurisdiction increases, there can be a significant fluctuation in our average tax rate. This can cause volatility in the comparison of our tax rate from period to period.

     Commitments and Contingencies

      We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims may involve threatened or actual litigation where damages have not been quantified and we have made an assessment of our exposure and recorded a provision in our accounts to cover an expected loss. Other claims or liabilities have been estimated based on our experience in these matters and, when appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of these uncertainties, our future reported financial results will be impacted by the difference between our estimates and the actual amounts paid to settle the liability. Examples of areas where we have made important estimates of future liabilities include litigation, taxes, postretirement benefits, warranty claims and contract claims.

     Results of Operations

     Comparison of the Three Months Ended March 31, 2004 with the Three Months Ended March 31, 2003.

      The table below sets forth, by region, the average day rates and utilization for our vessels and the average number of vessels owned or chartered during the periods indicated. These vessels generate substantially all of our revenues and operating profit. We use the information that follows to evaluate the performance of the business.

	Three Months Ended
	March 31,

	2004	2003

Revenues by Region (000’s):
North Sea Based Fleet(c)	$22,579	$21,037
Southeast Asia Based Fleet	4,566	3,625
Brazil Based Fleet	4,414	3,609
Rates Per Day Worked(a)(b):
North Sea Based Fleet(c)	$10,400	$10,679
Southeast Asia Based Fleet	5,046	5,272
Brazil Based Fleet	12,600	10,449
Overall Utilization(a)(b):
North Sea Based Fleet	73.8%	76.7%
Southeast Asia Based Fleet	86.5%	66.5%
Brazil Based Fleet	97.0%	98.1%
Average Owned/ Chartered Vessels(a)(d):
North Sea Based Fleet(c)	31.0	29.1
Southeast Asia Based Fleet	12.0	12.0
Brazil Based Fleet	4.0	4.0

Total	47.0	45.1

(a)	Includes all owned or bareboat chartered vessels.

(b)	Rates per day worked is defined as total charter revenues divided by number of days worked. Utilization rate is defined as the total days worked divided by total days of availability in the period.

(c)	Revenues for vessels in the North Sea based fleet are primarily earned in Pound Sterling (GBP) and Norwegian Kroner (NOK) and have been converted to U.S. Dollars (US$) at the average exchange rate (GBP/US$ and US$/NOK) for the periods indicated. The average rates for GBP were 1 GBP = $1.8392 and $1.603 for the quarters ended March 31, 2004 and 2003, respectively. The average rates for NOK were 1 US$ = NOK 6.91 and NOK 7.09 for the quarters ended March 31, 2004 and 2003, respectively.

(d)	Adjusted for vessel additions and dispositions occurring during each period.

      For the quarter ended March 31, 2004, we incurred a net loss of $3.9 million, or $0.19 per diluted share, on revenues of $31.6 million. The net loss during the same period in 2003 was $3.3 million or $0.16 per diluted share on revenues of $28.3 million.

      The increase of $3.3 million in revenues compared to the same quarter a year ago was mainly due to an increase in capacity of $2.4 million principally due to additions to our fleet and the addition of one calendar day in the 2004 quarter, including the full quarter effect of the Highland Eagle, Highland Monarch, Highland Valour and Highland Endurance. We also experienced a favorable variance in day rate of $3.8 million, mainly attributable to a positive exchange rate fluctuation. Partially offsetting these increases was a decrease in utilization of $2.9 million, stemming mainly from the mobilization during the quarter of several ships to different areas.

      North Sea revenues, reflecting the increase in fleet size, increased $1.6 million to $22.6 million in the first quarter of 2004 from $21.0 million in the prior year quarter. An increase in capacity due to the vessel additions and an additional calendar day in the 2004 quarter when compared to the same 2003 quarter accounted for an increase of $2.0 million. Partially offsetting these increases, utilization in the region decreased to 73.8% in the first quarter of 2004 from 76.7% in the first quarter of 2003 and accounted for approximately $3.7 million of revenue decrease. The average day rate declined to $10,400 in the first quarter of 2004 from $10,679 in the same quarter one year ago; however, a strengthening of both the GBP and NOK exchange rates against the U.S. Dollar was partially responsible for an increase in revenue for the region.

      Revenues for our Southeast Asia based fleet increased 28%, from $3.6 million in the first quarter of 2003 to $4.6 million in the first quarter of 2004. The $1.0 million increase was primarily attributable to an increase in utilization, from 66.5% in the first quarter of 2003 to 86.5% in the first quarter of 2004.

      Our Brazilian revenues increased 22% from $3.6 million in the first quarter of 2003 to $4.4 million in the first quarter of 2004. The $0.8 million increase was primarily the result of the mobilization of the North Crusader from the North Sea in April 2003. The North Crusader is working as a front-runner to our Brazilian newbuild, scheduled to be delivered in the third quarter of this year. An increase in day rate from $10,449 in the first quarter of 2003 to $12,600 in the same 2004 quarter contributed $0.4 million to the revenue increase. The improvement in average day rate reflects the addition of higher specification vessels as well as rate increases on each of the vessels remaining on the market. Partially offsetting this effect was the return of the Leopard Bay, one of our bareboat chartered vessels, to its owner during the second quarter of 2003.

      Operating income increased to $0.8 million in the first quarter of 2004 from $0.4 million for the same quarter one year ago. This increase reflected the revenue increases discussed above, $3.3 million, and a decrease of $1.6 million in bareboat charter expense due to the return of two bareboat chartered vessels in the second and third quarters of 2003. Offsetting this increase was higher operating costs associated with the fleet expansion, $2.7 million, increased depreciation and amortization expense primarily related to the increased size of the fleet, $1.5 million, and higher general and administrative expense, $0.3 million.

      In the quarter ended March 31, 2004, other expenses of $4.2 million included a $0.7 million increase in interest expense when compared to the first quarter of 2003, mainly attributable to a larger outstanding balance on our line of credit than in the same period last year. Other expenses of $0.1 million included a benefit of $0.8 million related to a reversal of liability associated with the termination of indemnification for tax and legal liabilities of our predecessor relating to periods prior to May 1, 1997. Partially offsetting this benefit was an expense primarily related to the translation of GBP denominated debt on our Norwegian subsidiary as the GBP strengthened against the NOK in the period.

      Our income tax provision for the first quarter of 2004 was $0.5 million compared to a benefit of $0.2 million for the same 2003 quarter. The tax rate in the 2004 period reflected pre-tax losses in our lower tax rate jurisdictions of the North Sea and pre-tax profit in the higher tax rate jurisdictions of Brazil and Southeast Asia.

     Comparison of the Fiscal Years Ended December 31, 2003 and December 31, 2002.

      Because of the weakness experienced in our major market of the North Sea and despite the increase in the number of owned vessels in the year, our revenues decreased from $133.9 million to $129.9 million. For the year ended December 31, 2003, we reported net income of $0.5 million, $0.03 per diluted share compared to $24.0 million, or $1.22 per diluted share in the prior year.

      The weakness in exploration and development activities in 2003 as described earlier, and the increased number of vessels which we had in the spot market where both day rates and utilization were well below historical levels, caused us to continue the strategy we implemented in 2002 whereby we elected not to charter our vessels on long-term contracts at the prevailing rates. The result of this strategy was that our average utilization for the North Sea decreased when compared to the prior year and caused the overall utilization for the year to decrease slightly from the prior year. Utilization and day rates in the other two regions, namely Brazil and Southeast Asia, remained fairly consistent in 2003 when compared to 2002.

      The decrease in revenue therefore was entirely attributable to lower day rates and utilization in the North Sea which reflected a $19.0 million decrease. Partially offsetting this decrease was the full year impact of vessels added to the fleet from the newbuild program in 2002 and the addition of the four new vessels in 2003. These additions to capacity, reduced by the return of three bareboat chartered vessels in 2003, contributed an additional $15.3 million more in revenue than in the prior year. During 2003, day rates, which are generally denominated in international currencies, were significantly lower in the North Sea, but due to the weakness of the U.S. Dollar, the currency effect largely offset the lower day rates.

	Year ended December 31,

			Increase
	2003	2002	(Decrease)

Average Rates Per Day Worked(a)(b):
North Sea Based Fleet(c)	$11,042	$10,839	$203
Southeast Asia Based Fleet	5,075	4,744	31
Brazil Based Fleet	11,707	10,229	1,478
Overall Utilization(a)(b):
North Sea Based Fleet(c)	78.3%	94.2%	(15.9)%
Southeast Asia Based Fleet	83.8%	82.4%	1.4%
Brazil Based Fleet	92.8%	94.8%	(2.0)%
Average Owned or Chartered Vessels(a)(d):
North Sea Based Fleet	30.8	28.6	2.2
Southeast Asia Based Fleet	12.0	11.7	0.3
Brazil Based Fleet	4.0	3.2	0.8

Total	46.8	43.5	3.3

(a)	Includes all owned or bareboat chartered vessels as well as the joint venture bareboat chartered vessel. Managed vessels are not included.

(b)	Average rates per day worked is defined as total charter revenues divided by number of days worked. Overall utilization rate is defined as the total number of days worked divided by the total number of days of availability in the period.

(c)	Revenues for vessels in our North Sea fleet are primarily earned in British pounds (£) and have been converted to U.S. Dollars at the average exchange rate ($/£) for the periods indicated. The average exchange rates for the years ended December 31, 2003, and 2002 were £ = $1.63 and £ = $1.50, respectively. The North Sea Based Fleet includes certain vessels working in India.

(d)	Adjusted for vessel additions and dispositions occurring during each period.

      Direct operating expenses increased $11.8 million in 2003. This increase was due to the increased number of vessels in the fleet as well as higher costs due to stronger currencies in the operating regions compared to the reporting currency. Bareboat charter expense decreased $2.8 million as a direct result of the return of three bareboat chartered vessels during 2003. General and administrative expenses increased $0.8 million in 2003. Half of the increase was due to higher exchange rates with the balance due to the expanded fleet size. Depreciation expense also increased in 2003 by $6.6 million when compared to 2002 as a result of the fleet increases and the currency effect. Net interest expense reflected an increase of $1.8 million due to a higher level of borrowings required to support the newbuild vessel program and lower interest income reflecting reduced cash balances available for investment. Additionally, we reported an unfavorable variance in the other category related to the weakening of the Norwegian Kroner versus our Sterling denominated debt in our Norwegian subsidiary.

     Comparison of the Fiscal Years Ended December 31, 2002 and December 31, 2001.

      In spite of the weakness experienced in our two major markets of the North Sea and Southeast Asia, we were able to realize increases in revenue and total net income before the effect of the 2001 deferred tax recapture of $15.7 million. For the year ended December 31, 2002, we reported net income of $24.0 million, $1.22 per diluted share on revenues of $133.9 million compared to $22.2 million, or $1.32 per diluted share excluding the deferred tax recapture on revenues of $114.0 million for the preceding year.

      The weakness in exploration and development activities in 2002, despite higher oil and natural gas prices, did not follow historical patterns where expenditures increase with commodity prices and decline when commodity prices decrease. We believe this disconnect can be attributed to the general uncertainty surrounding the global instability caused by the terrorist attacks perpetrated on September 11, 2001 as well as concern about the effects of a prolonged war in the Middle East. In addition, tax regime changes in the United Kingdom have also had a dampening effect in the U.K. sector of the North Sea. These uncertainties, while pushing the prices of oil and natural gas to near record highs, did not translate into increased exploration activity. Instead many programs were delayed or cancelled pending the resolution of the Middle East issues. This reticence to commit funds to programs by the oil and gas companies has resulted in a shorter term view of the market and caused term day rates for future work in the North Sea to decline. Although some term contracts have been available, we elected not to charter our vessels on long-term contracts at the prevailing rates as we believe the rates will escalate once the political issues are resolved. The result of this strategy was that in the third and fourth quarters our average utilization for the North Sea decreased when compared to the prior year and caused the overall utilization for the year to decrease slightly from the prior year.

      The increase in revenue was attributable primarily to the delivery of four new vessels during the year as well as the full year effect of vessels added to the fleet in 2001 from the June 2001 acquisition of Sea Truck Holdings, AS in Norway, the acquisition of two vessels operating in the Liverpool Bay and four newbuild vessels delivered over the course of 2001. These additions to capacity contributed more than $23.0 million in increased revenue offset by reductions in utilization in the North Sea and Southeast Asia. During 2002, dayrates, which are generally denominated in international currencies, were lower than prior year; however, because of a weaker U.S. Dollar compared to these currencies, the total day rate effect on revenue was very minor. Operating expenses increased $14.6 million in 2002. This increase was due primarily to the increased number of vessels in the fleet as well as higher costs due to stronger currencies in the operating regions compared to the reporting currency. General and administrative expenses increased $2.4 million in 2002 primarily due to the full year effect of the addition of the Norwegian operating base acquired in the Sea Truck acquisition as well as higher costs due to the expanded fleet and an expanded presence in Brazil. Depreciation expense also increased in 2002 by $6.1 million when compared to 2001 as a result of the fleet increases and the currency effect. Net interest expense reflected a decrease of $0.6 million the repayment of borrowings under the credit facility with proceeds from our March 2002 sale of stock and lower interest rates on portions of our outstanding debt. Minority interest in 2002 reflected a benefit of $0.2 million related to losses on a joint venture vessel in 2002 before the July dissolution of the venture. Additionally, we reported a favorable variance in the other category related to the strengthening of the NOK versus our GBP denominated debt in our Norwegian subsidiary.

      The following table summarizes average day rates, overall utilization and average vessels owned or chartered for the comparable periods:

	Year ended December 31,

			Increase
	2002	2001	(Decrease)

Average Rates Per Day Worked(a)(b):
North Sea Based Fleet(c)	$10,839	$10,932	$(93)
Southeast Asia Based Fleet	4,744	4,353	391
Brazil Based Fleet	10,229	9,576	653
Overall Utilization(a)(b):
North Sea Based Fleet(c)	94.2%	96.9%	(2.7)%
Southeast Asia Based Fleet	82.4%	86.4%	(4.0)%
Brazil Based Fleet	94.8%	93.7%	1.1%
Average Owned or Chartered Vessels(a)(d):
North Sea Based Fleet	28.6	23.0	5.6
Southeast Asia Based Fleet	11.7	12.0	(0.3)
Brazil Based Fleet	3.2	3.0	0.2

Total	43.5	38.0	5.5

(a)	Includes all owned or bareboat chartered vessels as well as the joint venture bareboat chartered vessel. Managed vessels are not included.

(b)	Average rates per day worked is defined as total charter revenues divided by number of days worked. Overall utilization rate is defined as the total number of days worked divided by the total number of days of availability in the period.

(c)	Revenues for vessels in our North Sea fleet are primarily earned in British pounds (£) and have been converted to U.S. Dollars at the average exchange rate ($/£) for the periods indicated. The average exchange rates for the years ended December 31, 2002, and 2001 were £ = $1.50 and £ = $1.44, respectively.

(e)	Adjusted for vessel additions and dispositions occurring during each period.

Liquidity and Capital Resources

      Our ongoing liquidity requirements are generally associated with our need to service debt, fund working capital, acquire or improve equipment and make other investments. Since inception, we have been active in the acquisition of additional vessels through both the resale market and new construction. Bank financing, equity capital and internally generated funds have historically provided funding for these activities.

      At March 31, 2004, we had total debt of $244.3 million, consisting of approximately $129.8 million of our 8.75% senior notes, $25.5 million related to credit facilities secured by mortgages on five vessels and $89.0 million under our Credit Facility.

      Our Credit Facility, which we entered into with a syndicate of five banks, is presently secured by eight of our vessels. The maximum commitment amount is $100 million. At December 31, 2003, a total of $86.2 million was drawn under the Credit Facility and $13.8 million was available. Interest on outstanding balances accrues at LIBOR plus a margin ranging from 1.2% to 1.5% depending on our ratio of funded debt to total capitalization or Leverage Ratio. The margin as of December 31, 2003, was 1.3%. At December 31, 2003, all outstanding borrowings under the Credit Facility were denominated in GBP in order to match the GBP denominated revenue stream for the mortgaged vessels. The weighted average interest rate on the outstanding borrowings under the Credit Facility was 5.3% as of December 31, 2003.

      As of March 31, 2004, the total amount outstanding under our Credit Facility was $89 million, with a remaining availability of $11 million. The weighted average interest rate of our Credit Facility as of March 31, 2004 was 5.3%. No repayments or drawdowns were made on the Credit Facility during the quarter ended March 31, 2004.

      The Credit Facility will begin quarterly reductions in availability in the amount of $4 million in September 2004 with a final reduction of $44 million in March 2008. The Credit Facility requires us not to exceed a maximum Leverage Ratio and to maintain a specified interest coverage ratio and a minimum net worth. We were in compliance with all Credit Facility covenants at December 31, 2003 and at March 31, 2004.

      Our current debt structure includes $130 million of 8.75% senior notes. We pay interest semi-annually each June 1 and December 1 at the annual coupon rate of 8.75%. The 8.75% senior notes do not require payments of principal prior to their maturity on June 1, 2008, but we are required to make offers to purchase the 8.75% senior notes upon the occurrence of certain events, such as asset sales or a change in control of the Company.

      The 8.75% senior notes are general unsecured obligations and rank equally in right of payment with all existing and future unsecured senior indebtedness and are senior to all future subordinated indebtedness. The 8.75% senior notes are effectively subordinated to all future secured obligations to the extent of the assets securing such obligations and all existing and future indebtedness and other obligations of our subsidiaries and trade payables incurred in the ordinary course of business. Under certain circumstances, our payment obligations under the 8.75% senior notes may be jointly and severally guaranteed on a senior unsecured basis by one or more of our subsidiaries.

      The indenture under which the 8.75% senior notes are issued imposes operating and financial restrictions on us. These restrictions affect, and in many cases limit or prohibit, among other things, our ability to incur additional indebtedness, make capital expenditures, create liens, sell assets and make dividends or other payments. We were in compliance with all 8.75% senior notes covenants at December 31, 2003 and March 31, 2004.

      We also have two credit facilities relating to two 2001 acquisitions. The first, consisting of three tranches, each secured by a vessel, totaled $20.1 million as of December 31, 2003 and $19.7 million as of March 31, 2004. This debt amortizes in various quarterly amounts until maturity in 2008. The second totaled $6.1 million at December 31, 2003 and $5.7 million at March 31, 2004 and is secured by two vessels. This debt amortizes quarterly until its maturity in 2006.

      Net working capital for the first quarter of 2004 was $21.0 million, including $12.8 million in cash and cash equivalents. Net cash provided by operating activities decreased by $2.6 million to $9.7 million for the three month period ended March 31, 2004. This decrease was mainly due to working capital changes, partially offset by increased depreciation charges.

      Net cash used in investing activities, including drydocking expenditures, was $3.3 million and $18.9 million for the three months ended March 31, 2004 and 2003, respectively. The 2004 period reflects the proceeds of $0.7 million from the disposition of a vessel. The 2003 period reflects the final payment for the Highland Eagle, as well as other progress payments under the newbuild program and expenditures associated with modifications performed on the North Crusader related to its contract in Brazil.

      Expenditures related to the vessels under construction in Brazil and Singapore are expected to be approximately $23.5 million during the remainder of 2004, including the final payment for the newbuild UT 719-2 Austral Abrolhos, which is scheduled for delivery in the third quarter of 2004, and further progress payments on the Singapore newbuilds. Drydocking expenditures for the remainder of 2004 are expected to be approximately $6.0 million.

      As of December 31, 2003, we had cash on hand of $7.5 million. Cash flows from operations for the year ended December 31, 2003, were $26.9 million compared to $41.2 million in the previous year. The change in operating cash flow reflected the weaker North Sea market conditions.

      Cash flows used for investing activities for the years ended December 31, 2003 and 2002 were $99.1 million and $94.5 million, respectively. Our capital expenditures in 2003 included $91.6 million related to vessel and other fixed assets. The number of vessels required to be drydocked also impacts investing activities as vessels must be drydocked every two to three years to meet regulatory requirements. In 2003, there were 20 vessels drydocked at an aggregate cost of $7.5 million compared to 14 vessels drydocked in 2002 at an aggregate cost of $6.2 million. We have budgeted approximately $6.6 million to drydock 18 vessels in 2004.

      Effective with the second quarter of 2004, we will reclassify drydocking expenditures, which relate to periodic Classification Society and regulatory requirements for certification of our vessels, in our statements of cash flows to operating activities. Prior to this reclassification we presented such expenditures in investing activities. This reclassification will neither increase nor decrease cash or cash equivalents.

      Substantially all of our tax provision is for deferred taxes. The tonnage tax regimes in both Norway and the United Kingdom reduce the cash required for taxes in each of these regions. Our tax provision can therefore fluctuate greatly depending on the mix of income from low tax jurisdictions of the United Kingdom and Norway versus income outside of these areas. We provide for taxes at U.S. statutory rates on income from vessels based on subpart F regulations of the Internal Revenue Code. Accelerated depreciation has minimized the cash requirements for income taxes.

     Impact of this Offering, the Tender Offer and Other Recent Events on Liquidity and Capital Resources

      We believe certain recent and anticipated events have materially impacted, or will materially impact, our liquidity and capital resources, including:

•	the offer to purchase $130.0 million in aggregate principal amount of our 8.75% senior notes pursuant to the tender offer or otherwise;

•	the offering of $155.0 million Senior Notes due 2014 pursuant to this offering; and

•	the repayment of a portion of our indebtedness outstanding under our Credit Facility and the use of any remaining proceeds from the notes for general corporate purposes.

      We anticipate that the cash on hand, cash flow from operations, the net proceeds of this offering and availability under our banking arrangements, for the twelve months ending June 30, 2005, will be adequate to repay our debts due during such period, to purchase the 8.75% senior notes tendered pursuant to the tender offer or otherwise, to make normal recurring capital additions and improvements, and to meet working capital requirements. We believe that our current cash and short-term investments, cash flows from operations and access to various credit arrangements will provide sufficient resources to finance our operating requirements. However, our ability to fund working capital, capital expenditures and debt service in excess of cash on hand will be dependent upon the success of our operations. To the extent that existing sources are insufficient to meet those cash requirements, we would seek other debt or equity financing; however, we can give no assurances that such debt or equity financing would be available on acceptable terms.

     Debt and Other Contractual Obligations

      The following table summarizes our contractual obligations at December 31, 2003 and the effect these obligations are expected to have on liquidity and cash flows in future periods (in millions).

	2004	2005	2006	2007	2008	Thereafter

Repayment of Long-Term Debt(a)	$5.5	$15.8	$22.4	$18.2	$180.7	$—
Newbuild Program Commitments	23.5	4.2	—	—	—	—
Bareboat Charter Commitments	1.4	—	—	—	—	—
Non-Cancelable operating leases	0.2	0.1	0.1	—	—	—

Total	$30.6	$20.1	$22.5	$18.2	$180.7	$—

(a)	As adjusted to give effect to the sale of the notes and the application of the net proceeds therefrom, these amounts as of December 31, 2003 would have been: $5.4 million in 2004, $5.5 million in 2005, $15.8 million in 2006, $18.2 million in 2007, $50.7 million in 2008 and $155.0 million after five years.

     Other Commitments

      We execute letters of credit, performance bonds and other guarantees in the normal course of business that ensure our performance or payments to third parties. The aggregate notional value of these instruments was $8.6 million at December 31, 2003 and March 31, 2004. All of these instruments have an expiration date within one year. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of demand for payment under these instruments is minimal and expects no material cash outlays to occur from these instruments.

Currency Fluctuations and Inflation

      In areas where currency risks are potentially high, we normally accept only a small percentage of charter hire in local currency. The remainder is paid in U.S. Dollars.

      Substantially all of our operations are international; therefore we are exposed to currency fluctuations and exchange rate risks. Charters for vessels in the North Sea fleet are primarily denominated in GBP with a portion denominated in NOK. Operating costs are substantially denominated in the same currency as charter hire in order to reduce the risk of currency fluctuations. At December 31, 2003 the North Sea fleet generated 74% of our total consolidated revenue for the year ended December 31, 2003. For the three months ended March 31, 2004, currency fluctuations in GBP and NOK did not have a material impact on the results of our operations. For the quarter ended March 31, 2004, the average NOK/U.S. Dollar exchange rate was 1 USD = NOK 6.91, while the average GBP/U.S. Dollar exchange rate was 1 GBP = $1.84. The average exchange rates in the comparable 2003 period were 1 USD = 7.09 NOK and 1 GBP = $1.60. Our North Sea based fleet generated $22.6 million in revenues and $1.8 million in operating loss for the three months ended March 31, 2004. In 2003, the GBP/U.S. Dollar exchange rate ranged from a high of 1 GBP = $1.78 to a low of 1 GBP = $1.55.

      The balance sheets as of March 31, 2004 and December 31, 2003 have a $54.5 million and $51.8 million, respectively, cumulative translation adjustment which fluctuates based on differences in GBP and NOK exchange rates as of each balance sheet date compared to the exchange rates when we invested capital in these markets. Changes in the cumulative translation adjustment are non-cash items that are primarily attributable to investments in vessels and dollar based capitalization between the parent company and its foreign subsidiaries.

      During the fourth quarter of 2003, we converted the outstanding balance on our Credit Facility to GBP in order to match the primary currency of the revenue stream for the collateral vessels. The majority of the remaining debt is denominated in U.S. Dollars. After evaluating the remaining U.S. Dollar debt, we have determined that it is in our best interest not to use any financial instruments to hedge this exposure under present conditions. Our decision is based on a number of factors, including among others:

•	the cost of using hedging instruments in relation to the risks of currency fluctuations;

•	the propensity for adjustments in GBP denominated vessel day rates over time to compensate for changes in the purchasing power of GBP as measured in U.S. Dollars;

•	the level of U.S. Dollar denominated borrowings available to us; and

•	the conditions in our U.S. Dollar generating regional markets.

      One or more of these factors may change and we, in response, may choose to use financial instruments to hedge risks of currency fluctuations. We will from time to time hedge known liabilities denominated in foreign currencies to reduce the effects of exchange rates fluctuations on our financial results.

      To date, general inflationary trends have not had a material effect on our operating revenues or expenses. One of the major consumables for the fleet is diesel fuel, the price of which has escalated significantly over the last year. Except for one contract which has a cost flow-through provision, fuel is provided by our customers; therefore, escalating fuel prices have not and will not adversely affect our operating cost structure.

Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires that variable interest entities (“VIEs”), as defined, should be consolidated by the primary beneficiary, which is defined as the entity that is expected to absorb the majority of the expected losses, receive the majority of the gains, or both. The Interpretation requires that companies disclose certain information about a VIE created prior to February 1, 2003 if it is reasonably possible that the enterprise will be required to consolidate that entity. The application of this Interpretation is required on the first interim period ending after December 15, 2003 for entities created prior to February 1, 2003, and immediately for any VIEs created subsequent to January 31, 2003. We are not a primary beneficiary of a VIE nor do we hold any significant interests or involvement in a VIE. The adoption of this interpretation did not have an effect on our results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

     Interest Rate Sensitivity

      We have financial instruments that are potentially sensitive to changes in interest rates, including the 8.75% senior notes. As of March 31, 2004, the fair value of these notes, based on quoted market prices, was approximately $133.9 million compared to a carrying amount of $129.8 million.

     Exchange Rate Sensitivity

      We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. Dollars, which exposes us to foreign currency exchange risk. At various times we may utilize forward exchange contracts, local currency borrowings and the payment structure of customer contracts to selectively hedge exposure to exchange rate fluctuations in connection with monetary assets, liabilities and cash flows denominated in certain foreign currency. We do not hold or issue forward exchange contracts or other derivative financial instruments for speculative purposes.

BUSINESS

      GulfMark Offshore, Inc. is a Delaware corporation that provides offshore marine services primarily to companies involved in the offshore exploration and production of oil and natural gas. Our vessels transport materials, supplies and personnel to offshore facilities, and position drilling structures. The majority of our operations are conducted in the North Sea, with the balance in offshore Southeast Asia, Brazil and India. Periodically, we will contract vessels into other regions to meet our customers’ requirements.

Offshore Marine Services Industry Overview

      Our customers employ our vessels to provide services supporting the construction, positioning and ongoing operation of offshore oil and natural gas drilling rigs and platforms. This industry employs various types of vessels, referred to broadly as OSVs, that are used to transport materials, supplies and personnel and position drilling structures. Offshore marine service providers are employed by oil companies that are engaged in the offshore exploration and production of oil and natural gas and related services. Services provided by companies in this industry are performed in numerous locations worldwide. The North Sea, offshore Southeast Asia, offshore West Africa, offshore Brazil and the Gulf of Mexico, are each major markets that employ a large number of vessels. Vessel usage is also significant in other international markets, including India, Australia, the Persian Gulf and the Mediterranean Sea. The industry is relatively fragmented, with more than 20 major participants and numerous small regional competitors. Presently we have 31 vessels in the North Sea, 13 vessels in Southeast Asia, six vessels in Brazil, and two vessels in India.

      Our business is directly impacted by the level of activity in worldwide offshore oil and natural gas exploration, development and production, which in turn is influenced by trends in oil and natural gas prices. Additionally, oil and natural gas prices are affected by a host of geopolitical and economic forces, including the fundamental principles of supply and demand. Although commodity prices have remained high by historical standards over the last two years, upstream expenditures by oil and gas exploration and development companies have not followed previous patterns of greater expenditures when commodity prices are high and lower expenditures during lower pricing periods. Each of the major geographic offshore oil and natural gas production regions has unique characteristics that influence the economics of exploration and production and consequently the market for vessels in support of these activities. While there is some vessel interchangeability between geographic regions, barriers such as mobilization costs and vessel suitability restrict migration of some vessels between regions. This is most notably the case in the North Sea, where vessel design requirements dictated by the harsh operating environment restrict relocation of vessels into that market and, to a lesser degree, higher operating costs restrict migration out of the market. The effect of these restrictions on vessel movement is to segment various regions into separate markets.

Growth in Size of Vessel Fleet

      The size of our fleet has grown from an original 11 vessels in 1990 to 52 vessels at June 30, 2004, due primarily to acquisitions and our ongoing program of new construction of technologically advanced vessels. Four vessels were delivered in 2003 bringing our total number of owned vessels up to 46 vessels. Our managed fleet was reduced by two vessels subsequent to the end of 2003 bringing our total number of vessels under management to six. Fleet expansion is expected to provide the opportunity for growth in future periods as an additional three vessels are scheduled for delivery within the next 12 months.

Vessel Classifications

      Offshore support vessels generally fall into seven functional classifications derived from their primary or predominant operating characteristics or capabilities. However, these classifications are neither precise nor rigid, and it is not unusual for a vessel to fit into more than one of the categories. These functional classifications are:

•	Platform Supply Vessels, or PSVs, serve drilling and production facilities and support offshore construction and maintenance work. They are differentiated from other offshore support vessels by their cargo handling capabilities, particularly their large capacity and versatility. PSVs utilize space on deck and below deck and are used to transport supplies such as fuel, water, drilling fluids, equipment and provisions. PSVs range in size from 150’ to 200’. Large PSVs, or LgPSVs, range up to 300’ in length, with a few vessels somewhat larger, and are particularly suited for supporting large concentrations of offshore production locations because of their large, clear after deck and below deck capacities. The majority of the LgPSVs we operate function primarily in this classification but are also capable of service in construction support.

•	Anchor Handling, Towing and Supply Vessels, or AHTS, are used to set anchors for drilling rigs and tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used in limited supply roles when they are not performing anchor handling and towing services. They are characterized by shorter after decks and special equipment such as towing winches. Vessels of this type with less than 10,000 brake horsepower, or BHP, are referred to as small AHTS vessels, or SmAHTS, while AHTS vessels in excess of 10,000 BHP are referred to as large AHTS vessels, or LgAHTS. The most powerful North Sea Class AHTS vessels have up to 25,000 BHP. All our AHTS vessels can also function as PSVs.

•	Construction Support Vessels are vessels such as pipe-laying barges or specially designed vessels, such as pipe carriers, used to transport the large cargos of material and supplies required to support the construction and installation of offshore platforms and pipelines. A large number of our LgPSVs also function as pipe carriers. Our North Sea fleet has the distinction of being one of the only significant concentration of pipe carrier capable vessels outside of Scandinavian control.

•	Standby Rescue Vessels, or Stby, perform a safety patrol function for an area and are required for all manned locations in the United Kingdom sector of the North Sea. These vessels typically remain on station to provide a safety backup to offshore rigs and production facilities and carry special equipment to rescue personnel. They are equipped to provide first aid and shelter and, in some cases, also function as supply vessels.

•	Crewboats, or Crew, transport personnel and cargo to and from production platforms and rigs. Older crewboats (early 1980s build) are typically 100’ to 120’ in length and are designed for speed and to transport personnel. Newer crewboat designs are generally larger, 130’ to 185’ in length and can be longer with greater cargo carrying capacities. They are used primarily to transport cargo on a time-sensitive basis. Vessels in this category are often called fast supply vessels, or FSV. We do not currently operate any vessels in this category.

•	Specialty Vessels, or SpV, generally have special features to meet the requirements of specific jobs. The special features can include large deck spaces, high electrical generating capacities, slow controlled speed and varied propulsion thruster configurations, extra berthing facilities and long-range capabilities. These vessels are primarily used to support FPSOs, diving operations, ROVs, survey operations and seismic data gathering, as well as oil recovery, oil spill response and well stimulation. Some of our owned vessels frequently provide specialty functions, and two managed vessels are currently chartered for specialty functions.

•	Utility Vessels are typically 90’ to 150’ in length and are used to provide limited crew transportation, some transportation of oilfield support equipment and, in some locations, standby functions. We do not currently operate any vessels in this category.

Markets

     The North Sea Market

      We define the North Sea market as offshore Norway, Denmark, the Netherlands, Germany, Great Britain and Ireland, the Norwegian Sea and the area West of Shetlands. Historically, this has been the most demanding of all exploration frontiers due to harsh weather, erratic sea conditions, significant water depth and long sailing distances. Exploration and production operators in the North Sea market have typically been large and well-capitalized entities (such as major oil companies and state-owned oil companies), in large part because of the significant financial commitment required in this market. Recently, however, there have been a number of independent operators who have begun to develop fields in the North Sea or who have made significant acquisitions from the major oil companies with plans to further develop these properties. Projects in the North Sea tend to be fewer in number but larger in scope, with longer planning horizons than projects in regions with less demanding environments such as the Gulf of Mexico. Due to these factors, vessel demand in the North Sea has generally been stable and less susceptible to abrupt swings than vessel demand in other regions.

      This market can be broadly divided into three areas: exploration, production platform support and field development or construction. Support of the more volatile exploration segment of the market represents the primary demand for AHTS vessels. While supply vessels support the exploration segment, they also support the production and field construction segments, which generally are not affected by frequent short-term swings in demand. However, since AHTS vessels are capable of performing in a supply role, with the reduction in exploration and production activities starting in 2002 in the North Sea, many AHTS vessels have been available to compete in the supply vessel market and thus contributed to lower day rates in 2003 and first quarter of 2004.

      Our North Sea based fleet is oriented toward supply vessels which work in the more stable segments of production platform support and field development or construction, and includes 26 owned vessels (18 PSVs, 3 AHTS vessels, and 5 SpVs) and five managed PSV vessels. Onshore bases in Aberdeen, Scotland, Liverpool, England and Sandnes, Norway support these vessels.

      During the period of 1995-1998, the North Sea market experienced consistently high vessel utilization rates and increasing day rates. Increased drilling rig requirements during 1995 and 1996 led to a shortage of high specification drilling rigs. A number of long-term drilling contracts were signed during that period and, as demand increased in other regions, orders for new drilling rigs were placed. Accelerated activity in construction and development projects added to the demand for supply vessel services and by 1997 vessel demand was very strong. The positive market dynamics continued into the first quarter of 1998. A drop in oil prices in the latter half of 1998 and into the first quarter of 1999 resulted in significant reductions in spending plans for 1999 and caused demand for vessel services in 1999 to fall well below that experienced in 1997 and 1998. A number of the large integrated oil companies were merged and the consolidation process in the industry had an adverse near-term effect on the market for support vessel services. This slowdown in demand occurred in a period when a number of vessels entered the marketplace well ahead of the drilling rigs they were built to support. Most of these vessels were ordered in 1997 and 1998 in response to increased construction in the drilling industry and were delivered by the end of 1999. The vessel deliveries aggravated an oversupply condition caused by the reduction in development activity but was mitigated somewhat by vessels utilized in fiber optic cable installation and maintenance activity. In the second quarter of 2000, in response to higher commodity pricing and some increase in drilling activity, this market began to improve. This was at first evidenced by increased utilization rates for offshore support vessels and was followed by an improvement in day rates. The steady recovery continued throughout the balance of the year, with demand outside of the North Sea accelerating price recovery as deepwater locations in international markets competed for the available vessels. These factors allowed day rates and utilization to escalate to levels similar to those experienced during the high point of 1998. At the end of 2000 and throughout 2001, rates continued to improve, and, during the latter half of 2001, were at or above those experienced in the previous peak period of 1998, despite lower oil and natural gas prices. Subsequent to the terrorist attacks on September 11, 2001, both oil and natural gas prices have remained significantly higher.

      The supply of vessels to the region has also been a factor in determining vessel utilization and day rates. This is due to newbuild vessels being delivered to the market and the migration of vessels to other markets, either permanently or for temporary assignments. The demand for existing vessels outside of the North Sea and the expanded role for deepwater projects in worldwide locations has continued to lead to migrations of vessels to other operating areas. As 2002 was coming to a close, we mobilized three vessels from the North Sea to other operating areas. The Highland Legend went to Southeast Asia, the Highland Piper went to Brazil and the newly delivered Highland Bugler went to India. In 2003, the North Crusader mobilized to Brazil as a front-runner for the Brazilian vessel under construction and the Highland Drummer mobilized to India along with a managed vessel. In 2004, we have mobilized the Highland Warrior on a four year contract and North

Stream on a two year contract to Brazil, and the Highland Patriot to Southeast Asia where we believe we can gain higher vessel utilization. In the first quarter of 2004, the Highland Bugler returned to the North Sea after completion of its contract in India. All of these vessel movements have been undertaken to take advantage of contract opportunities or to place the vessels where there were improved opportunities for contracts. It is our intent to continue to seek opportunities for term work at attractive rates outside of the North Sea while preserving our capability to take advantage of market potential in the North Sea region.

The Southeast Asia Market

      We define the Southeast Asia market as offshore Asia bounded roughly on the west by the Indian subcontinent and on the north by China. This market includes offshore Brunei, Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. The design requirements for vessels in this market are generally similar to the requirements of the shallow water Gulf of Mexico. However, advanced exploration technology and rapid growth in energy demand among many Pacific Rim countries have led to more remote drilling locations, which has increased both the overall demand in this market and the technical requirements for vessels. We believe that a number of exploration and production projects planned or underway could increase the future demand for offshore marine services in the Southeast Asia market.

      The Southeast Asia market differs country by country, but the competitive environment is broadly characterized by a large number of small companies, in contrast to many of the other major offshore exploration and production areas of the world, where a few large operators dominate the market. Affiliations with local companies are generally necessary to maintain a viable marketing presence. Our management has been involved in the region since the mid-1970s, and we currently maintain long-standing business relationships with a number of local companies. We currently have 13 vessels deployed in this market.

      Vessels in this market are typically smaller than those operating in areas such as the North Sea. Yet, the varying weather conditions, annual monsoons and long distances between supply centers in Southeast Asia have allowed for a variety of vessel designs to compete in this market, each suited for a particular set of operating parameters. Vessels designed for the Gulf of Mexico and other areas where moderate weather conditions prevail have historically made up the bulk of the Southeast Asian fleet. In the middle part of the 1990s, there was pressure (most notably from Malaysia) to upgrade offshore vessel capabilities by establishing limits on the age of vessels working in certain countries’ territorial waters and encouraging construction of new vessels designed to operate in this region. Demand for larger, newer and higher specification vessels is developing in the region where deepwater projects occur or where oil and gas companies employ larger fleets of vessels. This development led us to mobilize the Highland Legend from the North Sea to this market in late 2002 and the Highland Patriot in early 2004 to meet the changing market in the region, as both of these vessels are larger than the typical vessels of the region.

      Changes in supply and demand dynamics have led at times to an excess number of vessels in markets such as the Gulf of Mexico. It is possible that vessels currently located in the Arabian/ Persian Gulf area, West Africa or the Gulf of Mexico could relocate to Southeast Asia. Not all vessels currently located in those regions would be able to operate in Southeast Asia. Furthermore, transferring a vessel from the Gulf of Mexico to this region would involve a significant cash and opportunity cost. Historically, there has been minimal movement between these operating areas, however, due to softness in other markets, vessel movements into the Southeast Asia vessel market are becoming more of a factor in the supply/ demand equation.

      Indonesia is the only member of OPEC in the region. Oil and natural gas exploration activity in Indonesia has historically focused on oil exploration. Several large projects have now been identified that would exploit gas reserves as well as convert gas into liquified natural gas for shipment to other areas of the world where gas demand is anticipated to continue to grow. Indonesian-based operations utilize the largest number of service vessels in the region. Demand in Indonesia has seen a number of peaks and valleys during the past decade, but over the last several years has remained relatively constant with utilization levels remaining relatively high and day rates steady. We currently have one vessel operating in Indonesia for a major oil and natural gas company.

     The Brazilian Market

      Similar to the North Sea, the Brazilian market requires highly sophisticated vessels due to the harsh operating environment. We have experienced success in meeting the market requirements through owned, managed and bareboat chartered vessels and will look to our existing and newbuild fleet to meet the expanding demand for vessels in this important market.

      Over the last several years, the Brazilian government has opened up the petroleum industry to private investment. The early bid rounds resulted in extensive commitments by major international oil companies and consortiums of independents, many of whom have explored and to some extent will continue to explore the offshore blocks awarded in the lease sales. This has created a demand for deepwater AHTS and PSV vessels in support of the drilling and exploration activities that has been met primarily from mobilization of vessels from other regions. In addition, Petrobras, the Brazilian national oil company, continues to expand operations which has created, and could continue to create, additional demand for offshore support vessels. We have been active in bidding on additional work with both Petrobras and the consortiums with the recent success resulting in the contract awards for the North Stream and the Highland Warrior.

      Currently, we have six vessels in this market, with five on contract and the sixth expected to start its contract shortly. The new vessel, Austral Abrolhos, is expected to be delivered during the third quarter of 2004 and will replace the North Crusader which mobilized to Brazil in the second quarter of 2003 as a front-runner during the construction period.

     The West African Market

      During January 2000, we mobilized a bareboat chartered vessel from the North Sea market to Equatorial Guinea under a two-year contract with a major international oil company, which was subsequently extended into 2003. This marked our entry into this market and was viewed as an important step for us in meeting the growing demand for deepwater capable vessels in the emerging West African offshore marine services market. In 2001, we mobilized one of our managed AHTS vessels to West Africa in support of a construction/ cable installation program whereby we gained additional operating experience. In 2003, we sent one of the newbuild vessels, the Highland Monarch, on a six month contract in Nigeria that began in the fall of 2003 and was completed in April 2004. Recently, two of our large AHTS vessels have been in the region having towed an accommodation unit to Nigeria. The heightened level of offshore expenditures in the region has created an increase in the demand for vessels to support drilling operations in this region, as evidenced by the increase in vessel contracts awarded over the period 1999-2004. Vessel contracts and identified future requirements suggest that the market in this region has one of the highest potentials for attracting North Sea capable vessels, as the majority of bid tenders are for modern deepwater specification vessels. Although bid activity has increased for projects in Nigeria, Angola, Mauritania and Equatorial Guinea, due to a variety of reasons many projects have been delayed. We will look to our current fleet of vessels to meet the requirements of this market once projects are initiated. In the interim, we believe we can be effective on bidding our equipment into the region on specific instances where vessel requirements demand higher specification vessels.

New Vessel Construction Program

      During 2000, we committed to the construction of nine new North Sea class vessels with a Norwegian shipbuilder. This shipyard previously constructed several of our other newbuilds including the UT 755 design PSVs. The newbuild program included six PSVs and three AHTSs, with all vessels designed to be multi-functional in that they are capable of supporting underwater ROV operations as well as traditional offshore support operations. All of the vessels were built to Rolls Royce/Ulstein specifications and included two UT 745 PSVs, four UT 755 PSVs and three UT 722L AHTS vessels. All of these vessels have been delivered on time and within budget.

      Additionally, we have contracted with the Norwegian shipyard’s Brazilian affiliate for the construction of an SpV for an estimated cost of $24.0 million. This vessel is scheduled for delivery in the second half of 2004. In December of 2003, we entered into a contract with a shipyard in Singapore to build two 6,000 horsepower AHTS vessels pursuant to a contract with our joint venture partner in Mexico for Pemex. These two vessels will cost a total of approximately $22.0 million and are scheduled to be delivered in the first quarter of 2005. At June 30, 2004, additional payments of $23.4 million are remaining to be paid on all three of these vessels under construction. As of June 30, 2004 we have spent $207.0 million on these programs, including $88.2 million in 2003 and $4.3 million in 2004. The following table outlines the cost and contracted delivery schedule of the program:

Delivered Vessels

	Vessel		Cost
Vessel	Type	Delivery Date	(millions)

Delivered Vessels
UT 755L (Highland Fortress)	PSV	July 12, 2001	$14.0
UT 745 (Highland Navigator)	PSV	February 27, 2002	18.8
UT 745 (North Mariner)	PSV	February 28, 2002	19.7
UT 755 (Highland Bugler)	PSV	October 15, 2002	12.8
UT 722L (Highland Courage)	AHTS	December 12, 2002	30.8
UT 755L (Highland Eagle)	PSV	March 20, 2003	14.9
UT 755 (Highland Monarch)	PSV	July 2, 2003	12.9
UT 722L (Highland Valour)	AHTS	July 2, 2003	30.3
UT 722L (Highland Endurance)	AHTS	December 5, 2003	30.2

Total Delivered Vessel Cost			$184.4

Under Construction
UT 719-2 (Austral Abrolhos)	SpV	3rd Qtr 2004	$24.0
TBN 6,000 BHP AHTS	AHTS	1st Qtr 2005	11.0
TBN 6,000 BHP AHTS	AHTS	1st Qtr 2005	11.0

Total Cost of Vessels Under Construction			$46.0

Our Fleet

      Our total fleet as of June 30, 2004 includes 52 operated vessels. Of these vessels, 46 are owned by us (see table below) and six are under management for other owners. Additionally, there are three vessels to be delivered as part of our newbuild program and two vessels under contracts for sale.

		Type			Length	BHP	DWT
Fleet	Vessel	(a)	Flag	Delivery	(feet)	(b)	(c)

NORTH SEA BASED
Owned	Highland Bugler	LgPSV	UK	2002	221	5,450	3,115
	Highland Champion	LgPSV	UK	1979	265	4,800	3,910
	Highland Drummer	LgPSV	UK	1997	221	5,450	3,115
	Highland Eagle	LgPSV	UK	2003	221	5,450	3,115
	Highland Fortress	LgPSV	UK	2001	236	5,450	3,200
	Highland Monarch	LgPSV	UK	2003	236	5,450	3,200
	Highland Navigator	LgPSV	UK	2002	275	9,600	4,320
	Highland Pioneer	LgPSV	UK	1983	224	5,400	2,500
	Highland Pride	LgPSV	UK	1992	265	6,600	3,075
	Highland Rover	LgPSV	UK	1998	236	5,450	3,200
	Highland Star	LgPSV	UK	1991	265	6,600	3,075
	North Challenger	LgPSV	Norway	1997	221	5,450	3,115
	North Fortune	LgPSV	Norway	1983	264	6,120	3,366
	North Mariner	LgPSV	Norway	2002	275	9,600	4,320
	North Prince	LgPSV	UK	1978	259	6,000	2,717
	North Traveller	LgPSV	Norway	1998	221	5,450	3,115
	North Truck	LgPSV	Norway	1983	265	6,120	3,370
	North Vanguard	LgPSV	Norway	1990	265	6,600	4,000
	Safe Truck	LgPSV	UK	1996	221	5,450	3,115
	Highland Courage	AHTS	UK	2002	260	16,320	2,000
	Highland Endurance	AHTS	UK	2003	260	16,320	2,000
	Highland Valour	AHTS	UK	2003	260	16,320	2,000
	Clwyd Supporter	SpV	UK	1984	266	10,700	1,400
	Highland Spirit	SpV	UK	1998	202	6,000	1,800
	Highland Sprite	SpV	UK	1986	194	3,590	1,442
	Sefton Supporter	SpV	UK	1971	250	1,620	1,233
	Sentinel	SpV	Norway	1979	266	4,600	2,477
SOUTHEAST ASIA BASED
Owned	Highland Guide	LgPSV	Panama	1999	218	4,640	2,800
	Highland Legend	PSV	Panama	1986	194	3,590	1,442
	Highland Patriot	LgPSV	Panama	1982	233	4,800	2,649
	Seawhip(d)	SmAHTS	Panama	1983	192	3,900	1,200
	Seawitch(d)	SmAHTS	Panama	1983	192	3,900	1,200
	Sea Conquest	SmAHTS	Panama	1977	185	3,850	1,142
	Sea Diligent	SmAHTS	Panama	1981	192	4,610	1,219
	Sea Eagle	SmAHTS	Panama	1976	185	3,850	1,215
	Sea Endeavor	SmAHTS	Panama	1981	191	4,000	1,000
	Sea Explorer	SmAHTS	Panama	1981	192	5,750	1,420
	Sea Searcher	SmAHTS	Panama	1976	185	3,850	1,215
	Sem Courageous	SmAHTS	Malaysia	1981	191	4,000	1,000
	Sem Valiant	SmAHTS	Malaysia	1981	191	4,000	1,000
BRAZIL BASED
Owned	Highland Piper	LgPSV	UK	1996	221	5,450	3,115
	Highland Scout	LgPSV	Panama	1999	218	4,640	2,800
	Highland Warrior	LgPSV	Panama	1981	265	5,300	4,049
	North Crusader	AHTS	Norway	1984	236	12,000	2,064
	North Stream	LgPSV	Norway	1998	276	9,600	4,320
	Seapower	SpV	Panama	1974	222	7,040	1,205
NEWBUILD
	Austral Abrolhos(e)	SpV	Brazil	2004	215	7,000	1,850
	TBN I(e)	AHTS	Mexico	2005	196	5,916	TBD
	TBN II(e)	AHTS	Mexico	2005	196	5,916	TBD

(a) Legend:  LgPSV — Large platform supply vessel

PSV — Platform supply vessel
AHTS — Anchor handling, towing and supply vessel
SmAHTS — Small anchor handling, towing and supply vessel
SpV — Specialty vessel, including towing and oil spill response

(b)	Brake horsepower.

(c)	Deadweight tons.

(d)	These vessels are under contracts of sale, but the closings are subject to the satisfaction of certain conditions which have not yet been satisfied.

(e)	Each of these vessels is currently under construction and is scheduled for delivery as indicated.

     The table above does not include six managed vessels.

Customers, Contract Terms and Competition

      Our principal customers are major integrated oil companies and large independent oil and natural gas exploration and production companies working in international markets, and foreign government owned or controlled oil companies, as well as companies that provide logistic, construction and other services to such oil companies and foreign government organizations. The contracts are industry standard time charters involving several of our vessels for periods ranging from a few days or months to more than a year. The contracts are generally not cancelable except for unsatisfactory performance by the vessel. During 2003 and for the first half of 2004, as a result of our efforts to diversify our vessels away from the North Sea as well as reduce our dependence on any one type of customer, there was no single customer that accounted for 10% or more of our revenues.

      Contract or charter durations vary from single-day to multi-year in length, based upon many different factors that vary by market. Additionally, there are “evergreen” charters (also known as “life of field” or “forever” charters), and at the other end of the spectrum, there are “spot” charters and “short duration” charters, which can vary from single voyage to charters of less than six months. Longer duration charters are more common where equipment is not as readily available or specific equipment is required. In the North Sea, multi-year charters have been more common, and we believe that term charters constitute a significant portion of the market. Term charters in Southeast Asia are currently somewhat less common than in the North Sea and generally are two years or shorter in length. In the developing Brazil and West Africa markets, term charters are relatively common due to the harsh operating conditions, the scarcity of quality equipment and the distance to larger markets. In addition, charters for vessels in support of floating production are typically “life of field” or “full production horizon charters”. Because of options and frequent renewals, the stated duration of charters may have little correlation with the length of time the vessel is actually contracted to a particular customer.

      Bareboat charters are contracts for vessels, generally for a term in excess of one year, whereby the owner transfers all market exposure for the vessel to the charterer in exchange for an arranged fee. The charterer has the right to market the vessel without direction from the owner. In addition to bareboat charter fees paid to the owner, the charterer is responsible for providing the crew and all operating costs for the vessel. No depreciation expense is borne by the charterer. Bareboat chartered vessels, in comparison to identical owned vessels with the same day rate, generate the same revenue but less operating income since bareboat charter expense is generally higher than depreciation expense and less operating cash flow since bareboat charter expense is a cash cost.

      Managed vessels add to the market presence of the manager but provide limited direct financial contribution. Management fees are typically based on a per diem rate and are not subject to fluctuations in the charter hire rates. The manager is typically responsible for disbursement of funds for operating the vessel on behalf of the owner. Depending on the level of service provided by the manager, fees for services range from $5,000 to $10,000 per month per vessel. Currently we have six vessels under management.

      Substantially all of our charters are fixed in British Pounds, Norwegian Kroner and U.S. Dollars. We attempt to reduce currency risk by matching each vessel’s contract revenue to the currency matching its operating expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Currency Fluctuations and Inflation.”

      We compete with approximately 15-20 companies in the North Sea market and numerous small and large competitors in the Southeast Asia market principally on the basis of suitability of equipment, price and service. Also, in certain foreign countries, preferences are given to vessels owned by local companies. We have attempted to mitigate some of the impact of such preferences through affiliations with local companies. Some of our competitors have significantly greater financial resources than we do.

Fleet Availability

      A portion of our available fleet is committed under contracts of various terms. The following table outlines the percentage of our forward days under contract as of June 26, 2003 and June 22, 2004:

	As of June 26, 2003		As of June 22, 2004

	2003	2004	2004	2005
	Vessel Days	Vessel Days	Vessel Days	Vessel Days

North Sea Based Fleet	63.1%	43.3%	62.0%	35.5%
Southeast Asia Based Fleet	42.3%	19.9%	62.8%	23.3%
Brazil Based Fleet	68.0%	35.9%	84.2%	54.1%
Overall Fleet	57.7%	35.8%	65.3%	34.9%

      These commitments provide us with a forward view of vessel income in the respective periods based on the contract rates that are in effect on each of the contracts comprising the forward days less the estimated costs of operating the vessels in each geographical area. The decrease in the percentage of contracted days from 2003 to 2004 for the current year and one year forward is primarily a reflection of the weak North Sea market during 2003 and the first several months of 2004 for long-term (greater than one year) contracts at day rates we deem to be acceptable.

Environmental and Government Regulation

      We must comply with extensive government regulation in the form of international conventions, federal and state laws and regulations in jurisdictions where our vessels operate and/or are registered. These conventions, laws and regulations govern matters of environmental protection, worker health and safety, vessel and port security and the manning, construction and operation of vessels. We believe that we are in material compliance with all applicable laws and regulations. The International Maritime Organization (“IMO”) recently made the regulations of the International Safety Management (“ISM”) Code mandatory. The ISM Code provides an international standard for the safe management and operation of ships, pollution prevention and certain crew and vessel certifications which became effective on July 1, 2002. IMO has recently adopted the International Ship & Port Facility Security Code (“ISPS Code”), which became effective on July 1, 2004. The ISPS Code provides that owners or operators of certain vessels and facilities must provide security and security plans for their vessels and facilities and obtain appropriate certification of compliance. We believe all of our vessels presently are certificated in accordance with ISPS Code. The risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in offshore marine operations. Compliance with environmental, health and safety laws and regulations increases our cost of doing business. Additionally, environmental, health and safety laws change frequently. Therefore, we are unable to predict the future costs or other future impact of these laws on our operations. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future. See “Risk Factors — Government regulation and environmental risks reduce our business opportunities and increase our costs.”

Operational Risks and Insurance

      Our operations are subject to various operating hazards and risks, including:

•	catastrophic marine disaster;

•	adverse sea and weather conditions;

•	mechanical failure;

•	navigation errors;

•	collision;

•	oil and hazardous substance spills, containment and clean up;

•	labor shortages and strikes;

•	damage to and loss of drilling rigs and production facilities; and

•	war, sabotage and terrorism risks.

      These risks present a threat to the safety of personnel and to our vessels, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. Third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business.

      We maintain customary insurance coverage for casualty and liability risks. We have renewed our primary insurance program for the insurance year 2004-2005. As a result of the events of September 11, 2001, the cost to cover war risks on our vessels has increased and could substantially increase over prior years’ policies. We will evaluate the need to maintain this coverage as it applies to our fleet in the future. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. There is no assurance that our insurance coverage will be available, or affordable in the future, and if available whether it will be adequate to cover future claims that may arise. See “Risk Factors — We are subject to hazards customary for the operation of vessels that could adversely affect our financial performance if we are not adequately insured or indemnified” and “Risk Factors — Substantially all our revenues are derived from our international operations and those operations are subject to government regulation and operating risks.”

Foreign Operations

      During the past five years, we derived substantially all of our revenues from foreign sources. We therefore face risks inherent in conducting business internationally, such as:

•	foreign currency exchange fluctuations or imposition of currency exchange controls;

•	legal and governmental regulatory requirements;

•	potential vessel seizure or nationalization of assets;

•	import-export quotas or other trade barriers;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	potentially adverse tax consequences;

•	difficulties and costs of staffing and managing international operations; and

•	language and cultural differences.

      In the past, these conditions or events have not materially affected our operations. However, we cannot predict whether any such conditions or events might develop in the future. Also, we organized our subsidiary structure and our operations in part based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Any of these factors could materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

Seasonality of Business

      The operations of our fleet are subject to seasonal factors. Operations in the North Sea are generally at their highest level during the months from April to August and at their lowest levels during November to February. Vessels operating in Southeast Asia are generally at their lowest utilization rates during the monsoon season, which moves across the Asian continent between September and early March. The actual monsoon season for a specific Southeast Asian location is about two months. In addition, operations in any market may be affected by unusually long or short construction seasons due to, among other things, abnormal weather conditions.

Employees

      At June 30, 2004, we had approximately 1,200 employees located in the United States, the United Kingdom, Norway, Southeast Asia, India and Brazil. Through our contract with a crewing agency, we participate in the negotiation of collective bargaining agreements for contract crew members who are members of two United Kingdom unions under evergreen employment agreements with wages renegotiated annually in June. We have no other collective bargaining agreements; however, we do employ crew members who are members of national unions, but we do not participate in the negotiation of these collective bargaining agreements. Relations with our employees are considered satisfactory. To date, our operations have not been interrupted by strikes or work stoppages.

Properties

      Our principal executive offices are located in Houston, Texas. For local support, we have offices and warehouse facilities in: Singapore; Aberdeen, Scotland; Liverpool, England; Sandnes, Norway; and Macae, Brazil. All facilities, except one owned facility in Aberdeen, Scotland, are leased. Our operations generally do not require highly specialized facilities, and suitable facilities are generally available on a lease basis as required.

Legal Proceedings

      Various legal proceedings and claims that arise in the ordinary course of business may be instituted or asserted against us. Although the outcome of litigation cannot be predicted with certainty, we believe, based on discussions with legal counsel and in consideration of reserves recorded, that the outcome of these legal actions, if any, would not have a material adverse effect upon our consolidated financial position and results of our operations. We cannot predict whether any such claims may be made in the future.